Exhibit 99.1

Hillstone Environmental Partners, LLC
Condensed Consolidated Financial Statements
September 30, 2019 and 2018 (unaudited)

Hillstone Environmental Partners, LLC
Index
September 30, 2019 and 2018

Page (s)
Unaudited Condensed Consolidated Financial Statements

Balance Sheets as of September 30, 2019 and June 30, 2019 (unaudited)	2

Statements of Operations for the three months ended September 30, 2019 and 2018 (unaudited)	3

Statements of Members’ Equity for the three months ended September 30, 2019 and 2018 (unaudited)	4-5

Statements of Cash Flows for the three months ended September 30, 2019 and 2018 (unaudited)	6

Notes to Unaudited Condensed Consolidated Financial Statements	7-19

Hillstone Environmental Partners, LLC
Condensed Consolidated Balance Sheets (unaudited)
September 30, 2019 and June 30, 2019

(in thousands)
	September 30, 2019	June 30, 2019

Assets

Current assets
Cash and cash equivalents	$34,757	$21,535
Accounts receivable, net	9,950	14,697
Inventory	330	349
Prepayments and other current assets	630	1,243
Due from affiliate - current	188	205
Total current assets	45,855	38,029
Property and equipment, net	155,128	151,460
Intangible assets	930	946
Other noncurrent assets	811	795
Investments in unconsolidated affiliates	786	808
Total assets	$203,510	$192,038

Liabilities and Members’ Equity

Current liabilities
Accounts payable	$8,542	$14,066
Accrued payroll expenses	1,233	1,585
Accrued expenses and other current liabilities	12,029	9,772
Accrued interest	2,309	2,164
Due to affiliate - current	115	113
Total current liabilities	24,228	27,700
Noncurrent liabilities
Long-term debt, net	133,643	118,470
Other long-term liability	867	739
Total liabilities	158,738	146,909
Commitments and contingencies (note 10)

Equity
Common stock: Class A 147,200,010 units; Class B 9,257,243 units; Class C 3,085,747 units as of September 30, 2019; Class A 146,982,150 units; Class B 9,257,243 units; Class C 3,085,747 units as of June 30, 2019	81,746	81,722
Members’ deficit	(38,960)	(38,586)
Total Hillstone Environmental members’ equity	42,786	43,136
Noncontrolling interest in consolidated subsidiary	1,986	1,993
Total members’ equity	44,772	45,129
Total liabilities and members’ equity	$203,510	$192,038

The accompanying notes are an integral part of these financial statements.

Hillstone Environmental Partners, LLC
Condensed Consolidated Statements of Operations (unaudited)
Three Months Ended September 30, 2019 and 2018

(in thousands)	Three Months Ended September 30
	2019	2018

Operating revenues

Service	$22,910	$14,994
Product	(9)	1,032
Management fees	175	213
Total operating revenues, net	23,076	16,239

Operating expenses

Operating
Service	10,044	9,952
Product	70	283
General and administrative	6,973	3,421
Depreciation and amortization	2,787	1,503
Loss on fire	—	12,105
Total operating expenses	19,874	27,264
Income (loss) from operations	3,202	(11,025)
Interest expense	(3,583)	(1,519)
Loss before equity in net earnings of unconsolidated affiliates	(381)	(12,544)
Equity in net earnings of unconsolidated affiliates	(22)	53
Net loss	(403)	(12,491)
Net income attributable to noncontrolling interests	7	4
Net loss attributable to members	$(396)	$(12,487)

The accompanying notes are an integral part of these financial statements.

Hillstone Environmental Partners, LLC
Condensed Consolidated Statement of Members' Equity (unaudited)
Three Months Ended September 30, 2019

(in thousands)
	Class A, B and C Units	Members’	Noncontrolling
		Equity (Deficit)	Interest	Total

Balances at June 30, 2019	$81,722	$(38,586)	$1,993	$45,129
Contributions	24	—	—	24
Equity-based compensation	—	22	—	22
Net loss	—	(396)	(7)	(403)
Balances at September 30, 2019	$81,746	$(38,960)	$1,986	$44,772

The accompanying notes are an integral part of these financial statements.

Hillstone Environmental Partners, LLC
Condensed Consolidated Statement of Members' Equity (unaudited)
Three Months Ended September 30, 2018

(in thousands)
	Class A, B and C Units	Members’	Noncontrolling
		Equity (Deficit)	Interest	Total

Balances at June 30, 2018	$67,755	$(23,847)	$2,025	$45,933
Net loss	—	(12,487)	(4)	(12,491)
Balances at September 30, 2018	$67,755	$(36,334)	$2,021	$33,442

The accompanying notes are an integral part of these financial statements.

Hillstone Environmental Partners, LLC
Condensed Consolidated Statements of Cash Flows (unaudited)
Three Months Ended September 30, 2019 and 2018

(in thousands)	Three Months Ended September 30,
	2019	2018
Operating activities
Net loss	$(403)	$(12,491)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization expense	2,787	1,503
Amortization of debt issuance costs	211	119
Equity-based compensation	22	—
Gain on disposal of property and equipment	129	—
Equity in net (income) loss of other unconsolidated affiliates	22	(53)
Loss on fire	—	11,987
Other long-term liability	128	—
Changes in operating assets and liabilities
Accounts receivable, net	4,746	(2,120)
Inventory	18	(32)
Prepayments and other current assets	613	(56)
Due from affiliate	17	(110)
Other noncurrent assets	(15)	(11)
Accounts payable	(504)	(136)
Accrued payroll	(352)	493
Due to affiliate	1	49
Accrued interest	145	(11)
Accrued expenses and other current liabilities	2,258	1,947
Net cash provided by operating activities	9,823	1,078

Investing activities
Purchase of property and equipment	(11,588)	(15,476)
Net cash used in investing activities	(11,588)	(15,476)

Financing activities
Proceeds from debt	15,000	—
Payment of debt issuance costs	(37)	—
Contributions from members	24	—
Net cash provided by financing activities	14,987	—

Cash and cash equivalents
Beginning	21,535	18,339
Net increase (decrease) in cash and cash equivalents	13,222	(14,398)
Ending	$34,757	$3,941

Supplemental disclosures of cash flow information
Cash paid for interest	$(3,649)	$(1,411)
Non cash purchase of property and equipment	(5,020)	(2,280)
Non cash proceeds from the sale of property and equipment	231	—

The accompanying notes are an integral part of these financial statements.

Hillstone Environmental Partners, LLC
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2019

1.	Nature of Business Operations

Hillstone Environmental Partners, LLC (the “Company”) is a Delaware Limited Liability Company formed in 2015.  “We,” “us,” “our” and similar terms refer to the Company together with its consolidated subsidiaries. On June 30, 2015, the Company raised equity capital from Golden Gate Capital (“GGC”) for the purpose of building a water logistics platform servicing the oil and gas industry within the continental United States and simultaneously closed its first acquisition.  Subsequent to the initial acquisition and augmented by the acquisitions discussed in Note 3, the Company expanded its operations through signing new customer contracts and building the associated infrastructure.  At September 30, 2019, the Company’s primary activities include:

•	Water pipeline and wastewater disposal facilities. This includes services for the transportation and disposal of wastewater generated from development and production of crude oil and natural gas.

•
Water treatment and waste services.  The Company currently operates near-field and on-pad treatment facilities which manage, recycle, treat and dispose of wastewater and solid waste generated by oil and gas producers. In addition, the near-field facilities are used to manufacture heavy brine water for product sales.

2.	Summary of Significant Accounting Policies

Basis of Financial Reporting
The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles accepted in the United States of America (“GAAP”) and include the accounts of the Company and its consolidated subsidiaries after elimination of all intercompany accounts and transactions. As of September 30, 2019 and June 30, 2019, there were 147,200,010 Class A units, 9,257,243 Class B units, and 3,085,747 Class C units authorized and outstanding and 146,982,150 Class A units, 9,257,243 Class B units, and 3,085,747 Class C units authorized and outstanding, respectively.

Basis of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company, including its wholly owned and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated. The condensed consolidated balance sheet at June 30, 2019 was derived from audited financial statements but does not contain all of the footnote disclosures from the annual financial statements. Following the formation of the Company, SBG Energy Services, LLC and BVI Infrastructure, LLC both owned 5% each as a noncontrolling interest in HEP Hidden Bench Holdco, LLC (“Hidden Bench”), which is 90% owned by a wholly owned subsidiary of the Company. In addition, DACO Permian 76, LLC owned a 20% non-controlling interest in Hillstone DACO Permian, LLC (“Hillstone DACO Permian”) which was 80% owned by the Company.

Investment in Unconsolidated Affiliates
The Company accounts for investments in which the Company exercises significant influence but does not control and is not the primary beneficiary, using the equity method and reports them in “Investments in unconsolidated affiliates” within the Unaudited Condensed Consolidated Balance Sheets.

Investments in unconsolidated affiliates are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of such investments may have experienced a decline in value that is considered other than temporary. When there is evidence that an other than temporary loss in value exists, we compare the estimated fair value of the investment to the carrying value of the investment to determine whether impairment has occurred. We assess the fair value of our investments in unconsolidated affiliates using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third-party comparable transactions and discounted cash flow models. The difference between the carrying amount of the unconsolidated affiliates and their estimated fair value is recognized as an impairment loss when the loss in value is deemed to be other than temporary. See Note 8 - Investments in Unconsolidated Affiliates for additional information regarding our investment in unconsolidated affiliates.

Use of Estimates
The preparation of these unaudited financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the following: (i) fair values of equity-based compensation; (ii) estimates and

Hillstone Environmental Partners, LLC
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2019

assumptions used in connection with business combinations; (iii) estimates of fair value for certain reporting units and asset impairments (including impairments of goodwill, long-lived assets and investments), and (iv) certain contingent liabilities. Management regularly evaluates these estimates utilizing historical experience, consultation with experts and other methods considered reasonable under the circumstances. Nevertheless, actual results may differ significantly from these estimates. Any effect on the financial statements resulting from revisions to these estimates is recorded prospectively in the period in which the facts that give rise to the revision become known.

Cash and Cash Equivalents
Cash and cash equivalents are defined as all highly marketable securities with maturities of three months or less when purchased. The carrying value of cash and cash equivalents approximates fair value because of the short-term maturity of these investments.

The Company maintains cash in bank deposit accounts. As of September 30, 2019 and June 30, 2019, cash balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250 thousand per financial institution. At times, cash balances may be in excess of the FDIC limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

Accounts Receivable
Trade accounts receivable represent valid claims for services provided and goods sold on or before the balance sheet date. The Company grants unsecured credit to customers under normal industry standards and terms. Delinquent receivables are written off based on individual credit evaluation and when specific circumstances of the customer indicate the account will not be collected. The Company’s bad debt expense is de minimis for the three months ended September 30, 2019 and September 30, 2018. No allowance for bad debts was maintained at September 30, 2019 and June 30, 2019. The Company evaluates the collectability of its accounts receivable based on a combination of factors, including length of time the receivables are outstanding and historical performance.

Inventory
Materials and Supplies
Materials and supplies inventory, which consists of chemicals, salt, diesel fuel and other miscellaneous materials and supplies, are valued at the lower of cost or market, cost being determined by the first-in, first-out (“FIFO”) method.

Brine Inventory
We state our brine inventory, which consists of product available for sale, at the lower of cost or net realizable value. Net realizable value represents the estimated future sales price based on spot prices and prices under contracts, less the estimated costs to complete production and bring the product to sale.

Property and Equipment
Property and equipment consist of rights of ways (“ROWs”), buildings, pipelines, wells, tanks, field equipment, vehicles, computer and office equipment, leasehold improvements, and construction in progress.  The Company records property and equipment at historical cost, which includes indirect costs such as payroll taxes, other employee benefits, and other costs directly related to the projects.  Costs of improvements that substantially extend the useful lives of the assets are capitalized.  Maintenance and repairs are expensed as incurred.  Depreciation for these assets is computed using the straight-line method over estimated useful lives.  The company has acquired ROWs for water pipeline activities. The ROWs are amortized over the life of the agreements, and in some cases said agreements do not expire. Those ROWs without expiration are not amortized. Upon retirement, impairment or disposition of assets, the costs and related accumulated depreciation are removed from the accounts with the resulting gain or losses, if any, reflected in the Unaudited Condensed Consolidated Statements of Operations.

Goodwill and Intangible Assets
The Company records goodwill when the consideration paid in a business acquisition exceeds the fair value of the net tangible assets acquired, identifiable intangible assets acquired, and liabilities assumed. Goodwill is not amortized.

Definite-lived intangible assets subject to amortization include customer contracts. Intangible assets acquired in a business combination are recorded under the acquisition method of accounting at their estimated fair values at the date of acquisition and are amortized over their estimated useful lives, which range from two to twenty-one years, based on a straight-line method or based on the pattern over which the Company expects to consume the economic benefit of each asset, which, in general, reflects the expected cash flows from each asset.

Hillstone Environmental Partners, LLC
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2019

Impairment of Long-Lived Assets
Long-lived assets include property and equipment and definite-lived intangible assets are subject to amortization. The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss is measured and recorded based on the estimated fair value of the long-lived assets being tested for impairment, and their carrying amounts. Fair value is typically determined through the use of an income approach utilizing estimates of discounted pre-tax future cash flows or a market approach utilizing recent transaction activity for comparable assets. Occasionally, such as when an asset is held for sale, market prices are used. The Company believes its estimates and models used to determine fair value are similar to what a market participant would use.

In estimating cash flows used to assess recoverability of long-lived assets and to measure the fair value of the Company’s operations, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of cash flows from other asset groups. The Company’s estimates of cash flows are based on numerous assumptions including the current business plan, oil and gas price environment and management’s long-term projections. It is possible that actual cash flows will be significantly different than the estimates, as actual results are each subject to significant risks and uncertainties.

Impairment of Goodwill
Goodwill is tested for impairment on each reporting unit’s carrying value annually or more frequently if events or circumstances occur that indicate an impairment may exist. The Company’s policy is to perform the annual goodwill impairment test as of the first day of April of each fiscal year.

Factors the Company considers important that could trigger an impairment review include significant underperformance relative to historical or projected operating results, significant changes in the Company’s use of the acquired assets in a business combination or the strategy for its overall business, and significant negative industry or economic trends.

Revenue and Cost Recognition
The Company recognizes revenue when all revenue recognition criteria are met. Costs include all direct material and labor costs and those indirect costs related to the service performance, such as indirect labor, supplies, tools, and repairs. These costs, as well as general and administrative costs, are expensed as incurred.

The Company offers cash discounts to certain customers for payments received within an agreed upon time, generally 10-20 days after services are performed. The Company also offers service discounts upon negotiations with customers based on certain circumstances. The Company records a reserve for cash discounts as a reduction to accounts receivable and a reduction to revenues, based on experience with each customer.

Debt Issuance Costs
Debt issuance costs represent fees and expenses associated with securing the Company’s Credit Agreement. Amortization of the capitalized debt issuance costs is recorded on a straight-line basis, which approximates the effective interest rate method, over the term of the Credit Agreement. See Note 8 - Credit Agreement for definition and additional discussion.

Equity-Based Compensation
We measure share-based compensation cost at fair value using the Black Scholes option pricing model with compensation cost amortized on a straight-line basis over each award’s full vesting period, except for awards with performance conditions, which we recognize using the accelerated method. In regard to inputs into the Black Scholes model, the expected term is based on management’s estimated time to liquidation, while the volatility is based on historical data for a group of peer companies for the expected term of the award. With the adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting in fiscal 2017, share-based compensation expense is recorded with no estimated forfeitures. The effects of forfeitures are now recognized when they occur. We include share-based compensation expense in “General and administrative” expenses in the Unaudited Condensed Consolidated Statements of Operations.

Hillstone Environmental Partners, LLC
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2019

Income Taxes
The Company files their income tax returns on the accrual basis as a partnership under subchapter K for federal and related state income tax purposes, which provide that, in lieu of entity level income taxes, the members separately account for the Company’s items of income, deductions, losses and credits.

The Company is subject to the Texas franchise tax, which is considered an entity level state income tax. For Texas franchise tax purposes, income or loss generated by the Company does not pass through to the members and is subject to tax at the Company level. The tax on the Company’s net income is borne by the individual partners through the allocation of taxable income. Net income for financial statement purposes may differ significantly from taxable income of members as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the Hillstone Environmental Partners Second Amended and Restated LLC agreement.

Accounting for Acquisitions
The purchase accounting of business combinations and acquisition purchase price allocations are based on management estimates and assumptions, which utilize established valuation techniques appropriate for the industry. These techniques include the income approach, cost approach or market approach, depending upon which approach is the most appropriate based on the nature and reliability of available data. The income approach is predicated upon the value of the future cash flows that an asset is expected to generate over its economic life. The cost approach takes into account the cost to replace or reproduce the asset and the effects on the asset’s value of physical, functional and/or economic obsolescence that has occurred with respect to the asset. The market approach is used to estimate value from an analysis of actual transactions or offerings for economically comparable assets available as of the valuation date. See Note 3 - Business Combinations and Acquisitions for additional information.

Contingencies
The Company is involved in a variety of legal matters that arise in the normal course of business. Based on the available information, the Company evaluates the relevant range and likelihood of potential outcomes and records the appropriate liability when the amount is deemed probable and reasonably estimable.

Fair Value
The Company utilizes fair value measurements to measure or assess (i) equity-based compensation; (ii) assets and liabilities in a business combination or asset acquisition; and (iii) impairment of property and equipment, intangible assets, and goodwill. Fair value is the amount received from the sale of an asset or the amount paid to transfer a liability in an orderly transaction between market participants (an exit price) at the measurement date. Fair value is a market-based measurement considered from the perspective of a market participant. The Company uses market data or assumptions that it believes market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation.  These inputs can be readily observable, market corroborated, or unobservable.  The Company applies both market and income approaches for fair value measurements using the best available information while utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

The fair value hierarchy prioritizes the inputs used to measure fair value, giving the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  The Company classifies fair value balances based on the observability of those inputs.  The three levels of the fair value hierarchy are as follows:

Level 1
Quoted prices for identical assets or liabilities in active markets that management has the ability to access.  Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2
Inputs are other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable.  These inputs are either directly observable in the marketplace or indirectly observable through corroboration with market data for substantially the full contractual term of the asset or liability being measured.

Hillstone Environmental Partners, LLC
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2019

Level 3
Inputs that are not observable for which there is little, if any, market activity for the asset or liability being measured.  These inputs reflect management’s best estimate of the assumptions market participants would use in determining fair value.

New Accounting Pronouncements Issued and Adopted
In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-04, Simplifying the Test for Goodwill Impairment, which amends FASB Accounting Standards Codification (“ASC”) Topic 350, Intangibles - Goodwill and Other. The objective of this amendment is to simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. This pronouncement is effective for the Company on July 1, 2022. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company has elected to early adopt these amendments effective April 1, 2017.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC 718, Stock Compensation. The objective of this amendment is part of the FASB’s Simplification Initiative as it applies to several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This pronouncement is effective for the Company on July 1, 2018, and allows for prospective, retrospective or modified retrospective adoption, depending on the area covered in the update, with early adoption permitted. The Company has elected to early adopt these amendments effective July 1, 2016. As the Company is a pass-through entity for tax purposes, there is no impact for the three months ended September 30, 2019, other than the application of the new forfeiture accounting policy as discussed in our summary of significant accounting policies.

In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business, which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard introduces a screen for determining when assets acquired are not a business and clarifies that a business must include, at a minimum, an input and a substantive process that contribute to an output to be considered a business. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The Company has elected to early adopt this amendment and has applied this guidance to the Chivo acquisition in May 2019.
New Accounting Pronouncements Issued and Not Yet Adopted
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, to clarify the principles used to recognize revenue. The guidance is effective for annual periods beginning after December 15, 2018 and interim periods beginning after December 15, 2019. The Company is currently evaluating the impact on the financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard requires substantially all leases be recognized by lessees on their balance sheet as a right-of-use asset and corresponding lease liability, including today’s operating leases. For public business entities, the standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. For all other entities, the standard is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early application is permitted for all entities. The Company is currently evaluating the impact on the Company’s financial statements and related disclosures.

3.	Business Combinations and Acquisitions

The Company pursues strategic acquisitions from time to time to leverage its existing capabilities and further build its business. Such acquisitions are accounted for as business combinations or acquisition of assets rather than a business pursuant to ASC 805, Business Combinations.

4.	Contingent Consideration

Shalewater Solutions & ShaleApps
On January 15, 2016 the Company acquired substantially all of the assets and liabilities of Shalewater Solutions, LLC (“SWS”) and ShaleApps, LLC (“SA”). As part of this acquisition, the Company is obligated to pay an earn-out to the

Hillstone Environmental Partners, LLC
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2019

seller based upon certain Adjusted EBITDA in excess of designated thresholds for the calendar years ended December 31, 2016, December 31, 2017 and December 31, 2018. The combined maximum payout amount for SWS and SA is $12,250 thousand. Per the Asset Purchase Agreement (“APA”), SWS and SA contingent consideration is determined on a combined basis based on Adjusted EBITDA defined in the APA.
At January 15, 2016, the fair value of the combined SWS and SA contingent consideration, using a geometric Brownian Motion Monte Carlo Simulation, was $1,400 thousand. SA is no longer part of the Company following a fiscal year 2017 spin-off transaction. Accordingly, $1,276 thousand was allocated to SWS at the acquisition date. The contingent consideration is remeasured on a fair value basis each fiscal year until the performance bonus is paid or expires.
On December 31, 2018, when the agreement expired, the Company calculated a total amount to be paid out of $65 thousand, all attributable to SWS. As of June 30, 2019, no payment has been made and the final calculation was being disputed by the seller. In accordance with the APA, we engaged in a dispute resolution process. On September 13, 2019, the Company and SWS resolved the earn-out dispute. The agreement included payment of $65 thousand for the 2018 earn-out liability and an additional $163 thousand in settlement fees.

5.	Inventory

Inventory consisted of the following as of period end (in thousands):

	September 30, 2019	June 30, 2019
Materials and supplies	$330	$349

6.	Property and Equipment

The Company’s policy is to review the carrying value of all property and equipment as well as leasehold improvements and purchased intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC 360, Impairment or Disposal of Long-Lived Assets. Impairment results when the carrying value of the asset group exceeds fair value. The fair value is based on estimated market values for similar assets or other reasonable estimates of fair market value based upon a discounted cash flow model. If a long-lived asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value and the asset group’s fair value.

The following is a summary of property and equipment (in thousands):

Asset Category	Useful Lives	September 30, 2019	June 30, 2019
	(years)
Right of ways - unamortizable		$1,671	$1,671
Right of ways - amortizable	10	390	390
Pipelines, wells, and facilities	15-30	142,574	137,003
Field equipment	5-9	3,040	3,167
Vehicles	4	559	505
Computer and office equipment	5	235	229
Leasehold improvements	5	3,738	3,738
Construction in progress		17,692	16,780
Property and equipment, gross		169,899	163,483
Less: Accumulated depreciation & amortization		(14,771)	(12,023)
Property and equipment, net		$155,128	$151,460

Depreciation and amortization expense for the quarter ended September 30, 2019 was approximately $2,787 thousand, of which $2,672 thousand was depreciation expense. Depreciation and amortization expense for the quarter ended September 30, 2018 was approximately $1,503 thousand, of which $1,389 thousand was depreciation expense.

Hillstone Environmental Partners, LLC
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2019

7.	Goodwill and Intangible Assets

Goodwill
As of September 30, 2019 and June 30, 2019, the carrying amount of goodwill was $0, respectively.

Intangible Assets
The Company’s policy is to review the carrying value of all property and equipment as well as purchased intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC 360, Impairment or Disposal of Long-Lived Assets. Impairment results when the carrying value of the asset group exceeds the undiscounted future cash flows over the life of the asset group. Our estimate of undiscounted future cash flows over the asset life is based on the Company’s projections of revenues, operating costs and cash flows of each reporting unit, considering historical and anticipated future results and general economic and market conditions as well as the impact of planned business and operational strategies. If a long-lived asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value and the asset group’s fair value.

Intangible assets consisted of the following (in thousands):

	September 30, 2019
	Gross Amount	Accumulated Amortization	Carrying Value

Customer contracts, net	$1,195	$(265)	$930
	$1,195	$(265)	$930

	June 30, 2019
	Gross Amount	Accumulated Amortization	Carrying Value

Customer contracts, net	$1,195	$(249)	$946
	$1,195	$(249)	$946

Amortization expense related to intangible assets was $16 thousand for each respective quarters ended September 30, 2019 and 2018.

The estimated future amortization expense of intangible assets as of September 30, 2019 is as follows (in thousands):

Year Ending June 30,
2020	$46
2021	62
2022	62
2023	62
2024	62
Thereafter	636
Total	$930

8.	Credit Agreement

The Company is party to a credit agreement (“Credit Agreement”) that provides up to $165,000 thousand in borrowing capacity. The senior secured term loans had a total outstanding balance of $120,000 thousand and the revolving line of credit had a total outstanding balance of $10,000 thousand as of September 30, 2019. Additionally, the Company had a note outstanding with Golden Gate Capital for $7,500 thousand as of September 30, 2019 in subordinated debt. The Company is also a party to a letter of credit of $100,000 thousand, of which, $0 is outstanding at September 30, 2019.

Hillstone Environmental Partners, LLC
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2019

Borrowing activity for the three months ended September 30, 2019 under the Credit Agreement was as follows (in thousands):

	June 30, 2019 Balance	Activity	September 30, 2019 Balance

Term loan	$75,000	$—	$75,000
Delayed draw term loan	37,500	7,500	45,000
Subordinated debt	—	7,500	7,500
Revolver	10,000	—	10,000
Total borrowings	122,500	15,000	137,500
Less: Short-term portion of long-term debt	—	—	—
	122,500	15,000	137,500
Less: Debt issuance costs	(4,030)	173	(3,857)
Long-term debt	$118,470	$15,173	$133,643

The carrying value of the Company’s long-term debt approximates fair value, as the borrowings under the Credit Agreement are considered to be priced at market for debt instruments having similar terms and conditions (Level 2 of the fair value hierarchy).

All borrowings under the Credit Agreement bear interest, at our option, on the outstanding principal at (i) a base rate plus a margin of 6.75% per annum (“Base Rate Borrowings”) or (ii) equal to the LIBOR rate plus a margin of 7.75% per annum (“LIBOR Borrowings”). Generally, the interest rate on our Credit Agreement borrowings ranged between 10.11% and 10.12%.

The Company’s obligations under the amended credit agreement are collateralized by a first priority interest in substantially all of the Company’s assets.

Maturities on long-term debt are as follows (in thousands):

Year Ending June 30,
2020	$—
2021	1,500
2022	4,500
2023	6,000
2024	125,500
$137,500
On October 31, 2019, as part of the acquisition of the Company by NGL Water Solutions Permian, LLC (as discussed in Note 13), a portion of the purchase price was used to repay all of the outstanding debt of the Company.

Hillstone Environmental Partners, LLC
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2019

9.	Investments in Unconsolidated Affiliates

The Company has a 50% ownership interest in Hillstone-Silcor Treatment, LLC (“HST JV”), which is recorded under the equity method of accounting and reported as “Investments in unconsolidated affiliates” within our Unaudited Condensed Consolidated Balance Sheets. The difference between the fair value of our investment in HST JV and the book value of the underlying net assets resulted in a positive basis difference. The basis difference at September 30, 2019 was allocated as follows (in thousands):

	Amortization Period	September 30, 2019	June 30, 2019

Basis difference in equipment	5-7 years	$188	$245
Less: amortization		(14)	(57)
Total basis difference		$174	$188
During the quarters ended September 30, 2019 and 2018, we recognized a loss (gain) from equity in earnings from HST JV of $36 thousand and ($38) thousand, respectively.

10.	Related-Party Transactions

During the quarter ended September 30, 2019, we provided management services and incurred costs that were charged to ShaleApps, an affiliate of the Company, and HST JV. These balances were reported as “Due from affiliate - current” in the Unaudited Condensed Consolidated Balance Sheets.

During the quarters ended September 30, 2019 and 2018, we incurred costs associated with the Stateline Facility subsidy letter agreement, discussed further in Note 11 - Commitments and Contingencies. During the quarters ended September 30, 2019 and 2018 the Company incurred costs for management fees, legal fees, acquisition fees, consulting fees, and other business-related expenses from multiple related parties including GGC, David Cowan, DACO Operating, LLC, Diversified Field Services ("DFS"), and Challenger Partners Stateline SWD, LLC (“Challenger Partners”). David Cowan is a consultant and member of the Board of Managers. DFS and Challenger Partners are oilfield services firms controlled by an affiliate of a minority member of the Company.

Hillstone Environmental Partners, LLC
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2019

Totals of transactions with related parties included in the Unaudited Condensed Consolidated Statements of Operations are as follows (in thousands):

	Three Months Ended		Three Months Ended
	September 30, 2019		September 30, 2018
Revenue Category	HEP ShaleApps, LLC	Hillstone - Silcor Treatment, LLC	HEP ShaleApps, LLC	Hillstone - Silcor Treatment, LLC

Management fees	$22	$153	$34	$179
	$22	$153	$34	$179

	Three Months Ended
	September 30, 2019
Expenditure Category	Challenger Partners	David Cowan	Diversified Field Services, Inc.	DACO Operating	Golden Gate Capital

Management fees	$—	$—	$—	$—	$214
Consulting fees	—	60	—	—	—
Legal fees	—	—	—	—	3
Subsidy fee	265	—	—	—	—
	$265	$60	$—	$—	$217

	Three Months Ended
	September 30, 2018
Expenditure Category	Challenger Partners		David Cowan	Diversified Field Services, Inc.	DACO Operating	Golden Gate Capital

Management fees	$—		$—	$—	$—	$70
Consulting fees	—		45	—	—	—
Plant electricity	—	—	—	—	110	—
Contracted oilfield services	—		—	377	—	—
	$—		$45	$377	$110	$70

Details of balances with related parties included in the Unaudited Condensed Consolidated Balance Sheets are as follows (in thousands):

Due From Affiliate - Current	September 30, 2019	June 30, 2019

HEP ShaleApps, LLC	$53	$28
Hillstone - Silcor Treatment, LLC	135	177
	$188	$205

Hillstone Environmental Partners, LLC
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2019

Accrued Expenses and Other Current Liabilities	September 30, 2019	June 30, 2019

HEP ShaleApps, LLC	$90	$85
Hillstone - Silcor Treatment, LLC	23	27
Golden Gate Capital	595	381
David Cowan	—	15
Diversified Field Services, Inc.	—	(3)
Challenger Partners	265	448
	$973	$953

Subordinated Debt (Long Term Liabilities)	September 30, 2019	June 30, 2019

Golden Gate Capital	$7,500	$—

11.	Commitments and Contingencies

Subsidy Letter Contingency
The Company has agreed to pay Challenger Partners a quarterly subsidy payment in the event that specified volumetric thresholds are not exceeded at the Stateline Facility. The term of the agreement is five years from commencement date of January 1, 2018. For the quarters ended September 30, 2019 and 2018, we recorded $265 thousand and $0 thousand, respectively, in Operating expenses within the Unaudited Condensed Consolidated Statements of Operations, respectively. At September 30, 2019 and June 30, 2019, the range of potential payments we could be obligated to make pursuant to the subsidy agreement could be from $0 to $10,530 thousand and from $0 to $11,340 thousand, respectively.

Environmental Laws and Regulations
The Company is subjected to extensive federal, state, and local environmental laws and regulations, which are constantly changing. Governmental authorities may enforce these laws and regulations with a variety of civil and criminal enforcement measures, including monetary penalties, assessment, remediation requirements, and injunctions as to future activities. The Company has established procedures for ongoing evaluation of its operations to identify potential environmental exposures and assure compliance with regulatory policies and procedures. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal, or other environmental requirements could adversely affect the Company’s financial position and operations, as well as the industry in general. Management believes that the Company is in substantial compliance with current applicable environmental laws and regulations, and the Company has not experienced any material adverse effect from compliance with these environmental requirements. However, there is no assurance that this will continue in the future.

Operating Leases
The Company leases office facilities, yards, apartments, and land under operating lease agreements. These leases expire at various dates and provide for renewal options at the Company’s discretion. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties. Equipment is leased as needed. No leases extend past the June 30, 2024 year end. The expense associated with the Company’s operating leases was $107 thousand and $138 thousand for the quarters ended September 30, 2019 and 2018, respectively. The lease expense associated with the Company’s royalty payments was $2,471 thousand and $1,134 thousand for the quarters ended September 30, 2019 and 2018, respectively.

Hillstone Environmental Partners, LLC
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2019

At September 30, 2019, minimum annual commitments under operating leases for real property are as follows (in thousands):

Year Ending June 30,
2020	$591
2021	694
2022	519
2023	218
2024	19
$2,041

Poker Lake Contract
On March 15, 2019, the Company entered into a Produced Water Disposal Services Agreement (“Poker Lake Contract”) with XTO Delaware Basin, LLC (“XTO”). The Company is to provide services for the transportation and disposal of wastewater generated by XTO’s oil and natural gas production on certain specified acreage in the Permian-Delaware Basin. XTO will be obligated to deliver certain thresholds of wastewater to the Company, while the Company will supply XTO with minimum thresholds of transportation and disposal capacity (“Firm Capacity”).

In accordance with the Poker Lake Contract, the Company is obligated to construct and maintain pipelines and SWD facilities (“Disposal Facilities”) in order to supply the Firm Capacity. In order to provide XTO assurance that the Disposal Facilities construction is adequately funded, the Company has agreed to meet scheduled project financing hurdles, measured as cumulative capital expenditures plus working capital for a reporting period (“HPPL Project Financing”). Each Reporting Period has a Target Project Financing, as follows (in thousands):

Reporting Period	Target Project Financing
September 30, 2020	$100,000
September 30, 2021	145,000
September 30, 2022	$250,000 (or system completion)

Upon execution of the Poker Lake Contract, the Company was issued an Irrevocable Standby Letter of Credit (“LC”) which guarantees the performance of all obligations of the Company under the Poker Lake Contract to perform work, provide services or pay money. The Poker Lake Contract requires either a replacement Letter of Credit of substantially the same terms, or a renewal of the Letter of Credit be in place to fulfill the financing requirements. The Letter of Credit in place at the balance sheet date terminates on December 31, 2019. As of September 30, 2019, the LC has $0 outstanding. Further, the Company does not anticipate drawing on the LC. If the Company does not comply with the contractual commitment, XTO would not be obligated to deliver the volumes guaranteed under the Poker Lake Contract. However, there is no financial penalty required if the Company were to not comply with their commitment under the contract.

12.	Equity-Based Compensation

The Company’s Board of Managers adopted a Profit Interest Unit plan (“Plan”) for certain employees within the Company and members of the Board of Managers. The Company has three classes of equity units; Class B, Class C Tranche 2 and Class C Tranche 3 units. The three classes of units have different participation thresholds and are all non-voting. The Company recognized $22 thousand and $0 of equity-based compensation expense, respectively, included in “General and administrative” expenses, during the quarters ended September 30, 2019 and 2018, respectively, specific to these units. Unrecognized compensation expense related to the Plan as of September 30, 2019, was $430 thousand.

13.	Roosevelt Fire

On August 2, 2018 there was a fire at our Roosevelt SWD facility, which we believe was caused by a vendor doing a chemical treatment. The fire resulted in the destruction of surface assets, although the subsequent setup of temporary operations allowed for minimal service disruption. As a result of the fire, it was necessary to dispose of certain surface

Hillstone Environmental Partners, LLC
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2019

assets and reclaim the site. All appropriate governmental agencies were contacted and informed of our cleanup procedures.
The Company is currently reconstructing the permanent facility, while operating the SWD with temporary equipment.
Fire-related losses for the quarter ended September 30, 2018 were $12,105 thousand, which consisted of $11,987 thousand of property loss and $118 thousand of reclamation and associated clean-up costs. Costs incurred associated with the fire-related temporary operations were $1,057 thousand recognized in "Operating Expenses" within the Unaudited Condensed Consolidated Statement of Operations. To-date, we have received $2,448 thousand in insurance recoveries. We are seeking additional recoveries through our property insurance company we had at the time and/or through third party indemnification. We are currently unable to predict what any additional losses or recoveries will be, if any.

14.	Subsequent Events

On October 31, 2019, the Company’s Parent Company executed an equity purchase agreement with NGL Water Solutions Permian, LLC (the “Buyer”), a wholly owned subsidiary of NGL Energy Partners LP. The Buyer purchased 100% of the outstanding equity interest in the Company. As part of the acquisition, NGL settled the outstanding debt arrangements the Company had in place as of the balance sheet date aside from the $100,000 thousand letter of credit. The letter of credit is set to expire in December 2019 with no requirement to renew.

On December 13, 2019, the Buyer also reached an agreement with XTO to waive the required letter of credit discussed in Note 11 in exchange for a letter guarantee from the Buyer stating that the Buyer will comply with the Company's obligations under the Poker Lake Contract.

On December 19, 2019, the Company agreed to settle the claims that had been ongoing since 2017 agreeing to pay the counterparty $100 thousand. As a result, the Company has recognized $100 thousand accrued liability and operating - service expense in the current quarter.

No other events have occurred through December 26, 2019, the date the financial statements were available to be issued.